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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                               SMART BALANCE, INC.
                     (F/K/A BOULDER SPECIALTY BRANDS, INC.)
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    10153P108
                                 (CUSIP Number)

                                  May 21, 2007
             (Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD control number.

SEC 1745 (3-06)

CUSIP No. 10153P108

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Glenhill Advisors, LLC
     13-4153005
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTION)

     (a)  [ ]
     (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZEN OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                          6,781,353 (consisting of 3,170,241 shares of Common
                          Stock, 555,556 shares of Series A Convertible
                          Preferred Stock, and warrants to purchase 3,055,556
                          shares of Common Stock)
                     -----------------------------------------------------------
                     6    SHARED VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED        0
 BY EACH REPORTING   -----------------------------------------------------------
   PERSON WITH:      7    SOLE DISPOSITIVE POWER

                          6,781,353 (consisting of 3,170,241 shares of Common
                          Stock, 555,556 shares of Series A Convertible
                          Preferred Stock, and warrants to purchase 3,055,556
                          shares of Common Stock)
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,781,353 (consisting of 3,170,241 shares of Common Stock, 555,556 shares of Series A Convertible Preferred Stock, and warrants to purchase 3,055,556 shares of Common Stock)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     (See Instructions)                                                      [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     19.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA, HC
--------------------------------------------------------------------------------

CUSIP No. 10153P108

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Glenn J. Krevlin
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTION)

     (a)  [ ]
     (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZEN OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                          6,781,353 (consisting of 3,170,241 shares of Common
                          Stock, 555,556 shares of Series A Convertible
                          Preferred Stock, and warrants to purchase 3,055,556
                          shares of Common Stock)
                     -----------------------------------------------------------
                     6    SHARED VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED        0
 BY EACH REPORTING   -----------------------------------------------------------
   PERSON WITH:      7    SOLE DISPOSITIVE POWER

                          6,781,353 (consisting of 3,170,241 shares of Common
                          Stock, 555,556 shares of Series A Convertible
                          Preferred Stock, and warrants to purchase 3,055,556
                          shares of Common Stock)
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,781,353 (consisting of 3,170,241 shares of Common Stock, 555,556 shares of Series A Convertible Preferred Stock, and warrants to purchase 3,055,556 shares of Common Stock )
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     (See Instructions)                                                      [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     19.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     HC
--------------------------------------------------------------------------------

CUSIP No. 10153P108

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Glenhill Capital Management, LLC
     13-4146739
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTION)

     (a)  [ ]
     (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZEN OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                          0
                     -----------------------------------------------------------
                     6    SHARED VOTING POWER

                          6,781,353 (consisting of 3,170,241 shares of Common
 NUMBER OF SHARES         Stock, 555,556 shares of Series A Convertible
BENEFICIALLY OWNED        Preferred Stock, and warrants to purchase 3,055,556
 BY EACH REPORTING        shares of Common Stock)
   PERSON WITH:      -----------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER

                          0
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          6,781,353 (consisting of 3,170,241 shares of Common Stock, 555,556 shares of Series A Convertible Preferred Stock, and warrants to purchase 3,055,556 shares of Common Stock)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,781,353 (consisting of 3,170,241 shares of Common Stock, 555,556 shares of Series A Convertible Preferred Stock, and warrants to purchase 3,055,556 shares of Common Stock )
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     (See Instructions)                                                      [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     19.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA, HC
--------------------------------------------------------------------------------

CUSIP No. 10153P108

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Glenhill Capital Overseas GP, Ltd.
     98-0426124
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTION)

     (a)  [ ]
     (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZEN OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                          0
                     -----------------------------------------------------------
                     6    SHARED VOTING POWER

                          2,429,948 (consisting of 1,135,948 shares of Common
                          Stock, 199,167 shares of Series A Convertible
 NUMBER OF SHARES         Preferred Stock, and warrants to purchase 1,094,833
BENEFICIALLY OWNED        shares of Common Stock)
 BY EACH REPORTING   -----------------------------------------------------------
   PERSON WITH:      7    SOLE DISPOSITIVE POWER

                          0
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          2,429,948 (consisting of 1,135,948 shares of Common Stock, 199,167 shares of Series A Convertible Preferred Stock, and warrants to purchase 1,094,833 shares of Common Stock)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,429,948 (consisting of 1,135,948 shares of Common Stock, 199,167 shares of Series A Convertible Preferred Stock, and warrants to purchase 1,094,833 shares of Common Stock)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     (See Instructions)                                                      [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.7%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA, HC
--------------------------------------------------------------------------------

CUSIP No. 10153P108

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Glenhill Capital LP
     13-4149785
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTION)

     (a)  [ ]
     (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZEN OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                          0
                     -----------------------------------------------------------
                     6    SHARED VOTING POWER

                          4,351,405 (consisting of 2,034,293 shares of Common
                          Stock, 356,389 shares of Series A Convertible
 NUMBER OF SHARES         Preferred Stock, and warrants to purchase 1,960,723
BENEFICIALLY OWNED        shares of Common Stock)
 BY EACH REPORTING   -----------------------------------------------------------
   PERSON WITH:      7    SOLE DISPOSITIVE POWER

                          0
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          4,351,405 (consisting of 2,034,293 shares of Common Stock, 356,389 shares of Series A Convertible Preferred Stock, and warrants to purchase 1,960,723 shares of Common Stock)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,351,405 (consisting of 2,034,293 shares of Common Stock, 356,389 shares of Series A Convertible Preferred Stock, and warrants to purchase 1,960,723 shares of Common Stock)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     (See Instructions)                                                      [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.3%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

CUSIP No. 10153P108

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Glenhill Capital Overseas Master Fund, LP
     98-0426132
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTION)

     (a)  [ ]
     (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZEN OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                          0
                     -----------------------------------------------------------
                     6    SHARED VOTING POWER

                          2,429,948 (consisting of 1,135,948 shares of Common
                          Stock, 199,167 shares of Series A Convertible
 NUMBER OF SHARES         Preferred Stock, and warrants to purchase 1,094,833
BENEFICIALLY OWNED        shares of Common Stock)
 BY EACH REPORTING   -----------------------------------------------------------
   PERSON WITH:      7    SOLE DISPOSITIVE POWER

                          0
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          2,429,948 (consisting of 1,135,948 shares of Common Stock, 199,167 shares of Series A Convertible Preferred Stock, and warrants to purchase 1,094,833 shares of Common Stock)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,429,948 (consisting of 1,135,948 shares of Common Stock, 199,167 shares of Series A Convertible Preferred Stock, and warrants to purchase 1,094,833 shares of Common Stock)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     (See Instructions)                                                      [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.7%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

ITEM 1(A)   NAME OF ISSUER

            Smart Balance, Inc. (F/K/A Boulder Specialty Brands, Inc.)

ITEM 1(B)   ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES:

            6106 Sunrise Ranch Drive
            Longmont, Colorado 80503

ITEM 2(A)   NAME OF PERSONS FILING:

            Glenhill Advisors, LLC, Glenn J. Krevlin, Glenhill Capital Management, LLC, Glenhill Capital Overseas GP, Ltd., Glenhill Capital LP, and Glenhill Capital Overseas Master Fund, LP

            Glenn J. Krevlin is the managing member and control person of Glenhill Advisors, LLC. Glenhill Advisors, LLC is the managing member of Glenhill Capital Management, LLC. Glenhill Capital Management, LLC is the general partner and investment advisor of Glenhill Capital LP, a security holder of the issuer, and sole shareholder of Glenhill Capital Overseas GP, Ltd. Glenhill Capital Overseas GP, Ltd. is general partner of Glenhill Capital Overseas Master Fund, LP, a security holder of the issuer.

ITEM 2(B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE RESIDENCE:

            598 Madison Avenue, 12th Floor
            New York, NY 10022

ITEM 2(C)   CITIZENSHIP:

            See the response(s) to Item 4 on the attached cover page(s).

ITEM 2(D)   TITLE OF CLASS OF SECURITIES:

            Common Stock

ITEM 2(E)   CUSIP NUMBER:

            10153P108

ITEM 3      IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B) OR
            (C), CHECK WHETHER THE PERSON FILING IS A:

            Not Applicable

ITEM 4      OWNERSHIP

            (a)  Amount Beneficially owned:

                 See the response(s) to Item 9 on the attached cover page(s).

            (b)  Percent of Class:

                 See the response(s) to Item 11 on the attached cover page(s).

            (c)  Number of shares as to which the person has:

                 (i)  Sole power to vote or to direct the vote:

                      See the response(s) to Item 5 on the attached cover page(s).

                 (ii) Shared power to vote or to direct the vote:

                      See the response(s) to Item 6 on the attached cover page(s).

                 (iii) Sole power to dispose or direct the disposition of:

                      See the response(s) to Item 7 on the attached cover page(s).

                 (iv) Shared power to dispose or direct the disposition of:

                      See the response(s) to Item 8 on the attached cover page(s).

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not Applicable

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY.

            Not Applicable

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable

ITEM 9      NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable

ITEM 10     CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE: May 24, 2007

                                        GLENHILL ADVISORS, LLC


                                        By: /s/ GLENN J. KREVLIN
                                            ------------------------------------
                                        Name: Glenn J. Krevlin
                                        Title: Managing Member


                                        GLENHILL CAPITAL MANAGEMENT, LLC

                                        By: GLENHILL ADVISORS, LLC
                                            Managing Member


                                        By: /s/ GLENN J. KREVLIN
                                            ------------------------------------
                                        Name: Glenn J. Krevlin
                                        Title: Managing Member


                                        /S/ GLENN J. KREVLIN
                                        ----------------------------------------
                                        Name: Glenn J. Krevlin


                                        GLENHILL CAPITAL OVERSEAS GP, LTD.

                                        By: GLENHILL CAPITAL MANAGEMENT, LLC
                                            Sole Shareholder

                                        By: GLENHILL ADVISORS, LLC
                                            Managing Member


                                        By: /s/ GLENN J. KREVLIN
                                            ------------------------------------
                                        Name: Glenn J. Krevlin
                                        Title: Managing Member


                                        GLENHILL CAPITAL LP

                                        By: GLENHILL CAPITAL MANAGEMENT, LLC
                                            General Partner

                                        By: GLENHILL ADVISORS, LLC
                                            Managing Member


                                        By: /s/ GLENN J. KREVLIN
                                            ------------------------------------
                                        Name: Glenn J. Krevlin
                                        Title: Managing Member

                                        GLENHILL CAPITAL OVERSEAS MASTER FUND,
                                        LP

                                        By: GLENHILL CAPITAL OVERSEAS GP, LTD.
                                            General Partner

                                        By: GLENHILL CAPITAL MANAGEMENT, LLC
                                            Sole Shareholder

                                        By: GLENHILL ADVISORS, LLC
                                            Managing Member


                                        By: /s/ GLENN J. KREVLIN
                                            ------------------------------------
                                        Name: Glenn J. Krevlin
                                        Title: Managing Member